Exhibit 99.2

INTERCREDITOR AGREEMENT

This Agreement is entered into this 12th day of February, 2009, by and between, Jay Weil, as Collateral Agent for the persons identified on Exhibit A (collectively, the “March 2008 Creditors”) and Jay Weil, as Collateral Agent for the persons identified on Exhibit B (collectively, the February 2009 Creditors” and collectively with the March 2008 Creditors, the “Creditors”).

BACKGROUND

On the date hereof the February 2009 Creditors have entered into and consummated a Securities Purchase Agreement pursuant to which they have purchased, among other things, certain secured convertible notes of Aspyra, Inc., a California corporation (“Aspyra”) (the “February 2009 Notes”) and on the date hereof the Collateral Agent for the February 2009 Creditors has entered into a Security Agreement and certain other documents with Aspyra which grants to the Collateral Agent, on behalf of the February 2009 Creditors, a security interest in certain assets of Aspyra (the “Collateral”).

On March 26, 2008 the March 2008 Creditors entered into and consummated a Securities Purchase Agreement pursuant to which they purchased, among other things, certain secured convertible notes of Aspyra (the “March 2008 Notes”) and on such date the Collateral Agent for the March 2008 Creditors entered into a Security Agreement and certain other documents with Aspyra which granted to the Collateral Agent, on behalf of the March 2008 Creditors, a security interest in the Collateral.

The Creditors desire to set forth herein their relative positions with respect to the Collateral.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Rights of Action.  The Creditors hereby agree that the security interests and liens granted by Aspyra in the Collateral to the Collateral Agent on behalf of each of the March 2008 Creditors and the February 2009 Creditors shall in all respects be pari passu.  The parties hereto hereby agree that to the extent that the Collateral Agent or any of the March 2008 Creditors or February 2009 Creditors exercise any rights they may have under the security documents or the Uniform Commercial Code or any applicable statute or case law, rule, or regulation with respect to such Collateral, the Creditors shall share pari passu in any proceeds in cash or kind received with respect to any of the Collateral.

2.                                       Miscellaneous.  This Agreement shall be governed by the laws of the State of New York.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have agreed to the foregoing as of the date set forth above.

/s/ Jay Weil
Jay Weil, as Collateral Agent for the persons listed on Exhibit A

/s/ Jay Weil
Jay Weil, as Collateral Agent for the persons listed on Exhibit B

EXHIBIT A

February 2009 Creditors

Name	Principal Amount of Note
Allen J. Selner D.P.M	$100,000
C. Ian Sym-Smith	$75,000
J. Shawn Chalmers Revocable Trust DTD 08/13/96	$175,000
Bicknell Family Holding Co. LLC	$400,000
Harrington Wealth Management FBO Tebo Capital SEP IRA	$50,000
David & Lisa Suzanne Orscheln UTA 8/22/01	$100,000
Ann & Kyle Krueger	$50,000
Joe C. Higday Revocable Trust	$50,000

EXHIBIT B

March 2008 Creditors

Name	Principal Amount of Note
David K. Richards	$25,000
Todd A. Tumbleson	$185,000
J. Shawn Chalmers Revocable Trust dated 8/13/96	$750,000
Cascoh, Inc.	$100,000
Bicknell Family Holding Co., LLC	$1,250,000
Bradford G. Peteres	$200,000
Icon Capital Partners LP	$50,000
Joe C. Higday Revocable Trust	$100,000
Tebo Capital, LLC SEP IRA	$125,000
C. Ian Sym-Smith	$100,000
David G. and Lisa Suzanne Orscheln Trust UTA 8,22/01	$100,000